As filed with the Securities and Exchange Commission on January 12, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Satyam Computer Services Limited
(Exact Name of Registrant as Specified in its Charter)

Republic of India (State or Other Jurisdiction of Incorporation or Organization)	23-2708334 (IRS Employer Identification No.)
Satyam Technology Center
Bahadurpally Village
Qutubullapur Mandal
R.R. District 500 855
Hyderabad, Andhra Pradesh, India
Tel: 011-91-40-3063 3535
(Address of Principal Executive Offices)

ASSOCIATE STOCK OPTION PLAN — RSUs(ADS)
(Full title of the Plan)

CT Corporation System
111 Eighth Avenue
New York, New York 10011, USA
Tel: (212) 894-8940
(Name and Address of Agent For Service)
Copy to:
Michael W. Sturrock, Esq.
Latham & Watkins LLP
80 Raffles Place
#14-20 UOB Plaza 2
Singapore 048624

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered(2)	Share(3)	Price(3)	Registration Fee
Equity Shares, par value Rs. 2 per share(1)	13,000,000	$12.10	$157,300,000	$16,832

(1)	The Associate Stock Option Plan — RSUs(ADS) (the “Plan”) authorizes the issuance of a maximum of 13,000,000 equity shares represented by American Depositary Shares and evidenced by American Depositary Receipts. Each American Depositary Share represents two equity shares, par value Rs. 2 per share, of the Registrant. American Depositary Shares of the Registrant, issuable upon deposit of the equity shares, have been registered on a separate Registration Statement on Form F-6 (Registration No. 333-13478).

(2)	The amount being registered shall also include any additional equity shares which may be offered as a result of stock splits, stock dividends, recapitalization or similar transaction in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Solely for the purpose of calculating the registration fee, the Proposed Maximum Offering Per Share and the Proposed Maximum Aggregate Offering Price for the equity shares have been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the American Depositary Shares of the Registrant as reported on the New York Stock Exchange on January 5, 2007.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.*
Item 2.    Registrant Information and Employee Plan Annual Information.*
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated as of their respective dates in this Registration Statement by reference and made a part hereof:
(a)	The description of Satyam’s share capital contained in Satyam’s registration statement on Form 8-A filed with the Commission on May 10, 2001 (File No. 000-15190) pursuant to Section 12 of the Exchange Act, including any subsequent amendment or report filed for the purpose of amending such description.
(b)	The Registrant’s Prospectus filed pursuant to Rule 424(b) under the Securities Act as filed with the Commission (File No. 333-122996) on May 11, 2005.
(c)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2006 filed on April 28, 2006.
(d)	The Registrant’s Reports on Form 6-K filed on July 28, 2006, October 23, 2006 and October 27, 2006.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Reports on Form 6-K that we furnish to the Commission will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K so states that it is incorporated by reference herein.

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act (the “Securities Act”), and the “Note” to Part I of Form S-8.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
None.
Item 6.    Indemnification of Directors and Officers.
Our Articles of Association provide that the directors and officers of the company shall be indemnified by us against loss in defending any proceeding brought against officers and directors in their capacity as such, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, our Articles of Association provide that we shall indemnify our officers and directors in connection with any application pursuant to Section 633 of the Indian Companies Act, 1956 in which relief is granted by the court.
We have obtained directors and officers insurance providing indemnification for certain of our and our subsidiaries’ directors and officers for certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
See attached Exhibit list.
Item 9.    Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hyderabad, India on January 12, 2007.

Satyam Computer Services Limited
By:	/s/ G. Jayaraman
Name:	G. Jayaraman
Title:	Senior Vice President (Corporate Governance) & Company Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following person in the capacities indicated on January 12, 2007.
     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints B. Rama Raju, Managing Director and Chief Executive Officer, V. Srinivas, Director and Senior Vice President — Finance, Chief Financial Officer and G. Jayaraman, Senior Vice President (Corporate Governance) & Company Secretary, severally, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done provided two of the above- listed attorneys-in-fact act together on behalf of such person, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtues hereof.

Signature	Title

/s/ B. Ramalinga Raju	Chairman

B. Ramalinga Raju

/s/ B. Rama Raju	Managing Director and Chief Executive Officer

B. Rama Raju

/s/ V.P. Rama Rao	Director

V.P. Rama Rao

Signature	Title

/s/ Dr. Mangalam Srinivasan	Director

Dr. Mangalam Srinivasan

/s/ Krishna G. Palepu	Director

Krishna G. Palepu

/s/ Vinod K. Dham	Director

Vinod K. Dham

/s/ M. Rammohan Rao	Director

M. Rammohan Rao

/s/ Ram Mynampati	President & Whole Time Director

Ram Mynampati	(Authorized U.S. Representative)

/s/ V. Srinivas	Director and Senior Vice President — Finance
V. Srinivas	and Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.

4.1	Deposit Agreement among the Registrant, Citibank, N.A., and holders from time to time of American Depositary Receipts issued thereunder (incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form F-6 (File No. 333-13478) in the form declared effective on May 14, 2001).

5.1*	Opinion of Crawford Bayley & Co., counsel to the Registrant

10.1*	Associate Stock Option Plan — RSUs(ADS)

23.1*	Consent of Price Waterhouse, Independent Registered Public Accounting Firm.

23.2*	Consent of Crawford Bayley & Co. (see Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

*	Filed herewith.